Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services – Statements and Reports", "General Information – Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated August 25, 2016 relating to the financial statements of AB Cap Fund, Inc. - AB Concentrated International Growth Portfolio for the fiscal year ended June 30, 2016, which is incorporated by reference in this Post-Effective Amendment No. 224 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
February 10, 2017